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                                                                   EXHIBIT 10.26

January 18, 2000

Kenneth V. Rousseau
1341 Cerro Verde
San Jose, California  95120

Dear Ken,

It gives us a great pleasure to extend this offer to employment to join Virage Logic Corporation. Virage Logic is an emerging semiconductor startup and we believe that you can make a significant contribution to our company.

Your position will be Vice President, Software Development, reporting to Adam Kablanian. In this position you will receive a salary of $5,769.23 bi-weekly ($150,000 annualized). You will also be eligible to participate in the VIP Program. Your target bonus is 25% of your base salary. Virage Logic will reimburse you relocation costs to move personal belongings and provide transportation for you and your family to Seattle after one year of employment.

In addition to this, we would like to offer you 200,000 (Two Hundred Thousand) shares of Virage Logic Corporation to be vested over four years and subject to the board of directors approval. In the event that your employment is terminated for reason other than for cause, following a change of control during your first 12 months of employment you will immediately vest 25% of your shares.

You will have the opportunity to participate according to the terms of the respective plans, in a comprehensive package of benefits, including 401K, medical, dental and vision coverage. In addition, you will be eligible for 3 weeks Paid Time Off and 10 paid holidays per year.

This offer is contingent upon your ability to present documentation evidencing your compliance with terms of the Immigration Reform and Control Act of 1986, as well as your signing the "Employment Invention and Confidential Information Agreement." I have enclosed a copy of the Employment Invention and Confidential Information Agreement for your review.

Further, this offer does not constitute, and may not be construed as, a commitment to employment for any specific duration. Your employment with the company will be at-will, which means that you may leave the Company or the Company may require you to leave its employ, at any time, and for any reason.



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Kenneth V. Rousseau
January 18, 2000
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This letter sets forth the exclusive terms of your offer of employment, and you acknowledge that you have not relied on any representations or statements, whether oral or written, regarding your employment with Virage Logic.

Your signature below will signify your acceptance of our employment offer. Retain the enclosed copy of this letter for your records. Ken, we are excited about the opportunity to have you join our Company. We certainly look forward to a prompt and positive reply to this offer by January 21, 2000.

Very truly yours,

Remae Hogan
Human Resources Manager



/s/ Kenneth V. Rousseau                     31 January 2000
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Signature of Applicant                      Start Date